Exhibit 99.1

Newmont Enters Agreement to Sell Interest in Indonesian Assets

DENVER, June 30, 2016 – Newmont Mining Corporation (NYSE: NEM) (Newmont or the Company) has entered into a binding share sale and purchase agreement with PT Amman Mineral Internasional (PT AMI) to sell its interests in PT Newmont Nusa Tenggara (PTNNT), which operates the Batu Hijau copper and gold mine in Indonesia.

The total consideration is $1.3 billion for Newmont’s 48.5 percent economic interest in PTNNT. This amount is comprised of cash proceeds of $920 million expected to be paid at closing and contingent payments of $403 million tied to metal price upside and development of Elang. Nusa Tenggara Mining Corporation, majority owned by Sumitomo Corporation, has also agreed to sell its ownership stake to PT AMI.

“Selling our stake in PTNNT for fair value is aligned with our strategic priorities to lower debt, fund our highest margin projects and create value for shareholders,” said Gary Goldberg, President and Chief Executive Officer. “We believe PT AMI, supported by Batu Hijau’s experienced team, will be well positioned to continue operating the asset successfully. We acknowledge and thank Batu Hijau’s employees, the government of Indonesia and our valued partner Sumitomo for their support as we work to execute a successful sale and transition.”

The transaction is expected to close in the third quarter following receipt of regulatory approvals and satisfaction of other conditions precedent. These conditions include government approval of the PTNNT share transfer; a valid export license at closing; concurrent closing of PT Multi Daerah Bersaing’s (PTMDB) sale of its 24 percent stake to the buyers; resolution of certain tax matters; and no material adverse events that would substantially impact the future value of Batu Hijau.

Newmont has delivered significant safety and profitability improvements at its operations, and strengthened its portfolio and balance sheet over the last three years. The Company has generated $1.9 billion in proceeds from the sale of non-core assets and lowered net debt by 37 percent since 2013 while continuing to invest in profitable growth. Newmont acquired Cripple Creek & Victor in Colorado and added five million ounces of gold reserves by the drill bit in 2015. The Company is also advancing four profitable development projects in the US, Australia and Suriname which are expected to add up to one million ounces of profitable production over the next two years.

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A conference call to discuss the transaction will be held on Thursday, June 30, 2016 at 9:00 a.m. Eastern Time (7:00 a.m. Mountain Time); it will also be carried on the Company’s website.

Conference Call Details

Dial-In Number	800.857.6428
Intl Dial-In Number	517.623.4916
Leader	Meredith Bandy
Passcode	Newmont
Replay Number	888.568.0350
Intl Replay Number	203.369.3906
Replay Passcode	2016

Webcast Details

URL: http://event.on24.com/wcc/r/1217667/809A90FEF6EC1AF5D15DF180AEB6E98A

NEWMONT AGREES TO SELL PTNNT STAKE	1	NEWS RELEASE

About Newmont

Newmont is a leading gold and copper producer. The Company’s operations are primarily in the United States, Australia, Ghana, Peru, Indonesia and Suriname. Newmont is the only gold producer listed in the S&P 500 Index and was named the mining industry leader by the Dow Jones Sustainability World Index in 2015. The Company is an industry leader in value creation, supported by its leading technical, environmental, social and safety performance. Newmont was founded in 1921 and has been publicly traded since 1925.

About PTNNT

PTNNT is a copper and gold mining company 56 percent owned by Nusa Tenggara Partnership B.V. (which is owned by Newmont Mining Corporation and Nusa Tenggara Mining Corporation of Japan, which, in turn, is majority owned by Sumitomo Corporation). PT Pukuafu Indah owns 17.8 percent of PTNNT, PT Multi Daerah Bersaing owns 24 percent (which in turn is owned by PT Multi Capital and PT Daerah Maju Bersaing, a joint company owned by the province of Nusa Tenggara Barat, and the kabupatens of Sumbawa Barat and Sumbawa) and PT Indonesia Masbaga Investama owns 2.2 percent.

Cautionary Statement

This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors provided for under such sections. Forward-looking statements may be accompanied by terminology such as “may,” “will,” “expect,” “anticipate,” “believe,” “plan” or comparable terminology. Forward-looking statements used herein may include, without limitation, estimates and expectations regarding the completion of the sale of Batu Hijau, timing of closing of the sale transaction, contingent payments, future operation and transition of Batu Hijau (including Phase 7), future development of Elang, future improvement of Newmont’s business, projects and portfolio, future free cash flow, future debt repayment, future return on investment and value creation, and future production, CAS, AISC, CapEx and other financial outlook. Where the Company expresses an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, such statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by the “forward-looking statements.” The closing of the transaction remains contingent on the receipt of regulatory approvals, buyer shareholder approval and satisfaction of other conditions precedent, including, without limitation, government approval of the PTNNT share transfer, maintenance of valid export license at closing, the concurrent closing of the PTMDB sale of its 24 percent stake to the buyer, resolution of certain tax matters, and no occurrence of material adverse events that would substantially impact the future value of Batu Hijau. Potential additional risks include other political, regulatory or legal challenges and community and labor issues. The amount of contingent payment will also remain subject to risks and uncertainties, including copper prices and future production and development at Batu Hijau and Elang. Other risks relating to forward looking statements in regard to the Company’s business and future performance include, but are not limited to, gold and other metals price volatility, currency fluctuations, increased production costs and variances in ore grade or recovery rates from those assumed in mining plans, political and operational risks, community relations, conflict resolution and outcome of projects or oppositions and governmental regulation and judicial outcomes. For a more detailed discussion of such risks and other factors, see the Company’s 2015 Annual Report on Form 10-K, filed on or about February 17, 2016, with the Securities and Exchange Commission (the “SEC”), as well as the Company’s other SEC filings. As such, no guarantees can be made with respect to future performance or the consummation of the contemplated transaction. The Company does not undertake any obligation to release publicly revisions to any “forward-looking statement,” including, without limitation, outlook, to reflect events or circumstances after the date of this news release, or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws. Investors should not assume that any lack of update to a previously issued “forward-looking statement” constitutes a reaffirmation of that statement. Continued reliance on “forward-looking statements” is at investors’ own risk.

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Media Contact
Omar Jabara	303.837.5114	omar.jabara@newmont.com

Investor Contact
Meredith Bandy	303-837-5143	meredith.bandy@newmont.com

NEWMONT AGREES TO SELL PTNNT STAKE	2	NEWS RELEASE